Exhibit 16.1

Series Name	Underlying Asset	REG A/ REG D	Share Price	Shares Sold in Prior 12 Months	Total Consideration
Series Lovesick 21	Here's the Kicker	Reg A	$39	13,310	$519,090
Series Incredi-Bundle	h-bundle-incredi-bundle	Reg A	$108	10,183	$1,099,764
Series Brandy 22	Authentic Spirit	Reg A	$85	9,014	$766,190
Series Tamboz 21	Catalyst	Reg A	$103	6,499	$669,397
Series Knarsdale 21	Seismic Beauty	Reg A	$112	5,097	$570,864
Series Blue Curl 22	Blue Curl	Reg A	$81	5,093	$412,533
Series New York Bred Bundle	Multiple	Reg A	$225	5,021	$1,129,725
Series Adaay in Asia	Adaay in Asia	Reg A	$82	3,972	$325,704
Series Savvy Sassy 22	Real Savvy	Reg A	$148	3,749	$554,852
Series Alliford Bay 21	Sweet Voyage	Reg A	$93	3,747	$348,471
Series Clair De Lune 22	Clair De Lune 22	Reg A	$83	1,465	$121,595
Series Blue Devil	Blue Devil	Reg A	$75	1,075	$80,625
Series Sweet as Sin	Sweet as Sin	Reg A	$1,033	107	$110,531
Series No Nay Mets	No Nay Mets	506(C)	$1,525	101	$154,025
Series Kindle 21	A Day to Remember	Reg A	$71	35	$2,485
Series Edge Racing Madagascat 22	Madagascat 22	506(C)	$4,000	20	$80,000
Series Celestial Moon	Celestial Moon	506(C)	$11,500	6	$69,000
Series High Speed Goldie	Flamekeeper	506(C)	$10,000	5	$50,000
Series More than Magic 21	More than Magic	506(C)	$15,000	2	$30,000
Series Edge Racing - Visceral	Visceral	506(C)	$50,490	1	$50,490
				68,502	$7,145,341